Exhibit 99.1
Assurant Increases Full Year Outlook on Record First Quarter Results

Strong Start to 2026 Led by Record Earnings in Global Lifestyle

2026 to Deliver Strong Underlying Growth Driven
by Global Lifestyle Adjusted EBITDA Growth of Approximately 10%

(Unaudited)	Q1'26	Q1'25	Change
$ in millions, except per share data
GAAP net income	274.1	146.6	87%
Adjusted EBITDA[1]	441.5	282.2	56%
Adjusted EBITDA, ex. reportable catastrophes[2]	465.9	439.2	6%

GAAP net income per diluted share	5.41	2.83	91%
Adjusted earnings per diluted share[3]	5.95	3.39	76%
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	6.33	5.79	9%
Note: The metrics included within the company’s outlook and certain other metrics are non-GAAP financial measures. The company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile outlook to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

ATLANTA, May 5, 2026 — Assurant, Inc. (NYSE: AIZ), a global company that redefines the boundaries of protection – safeguarding and servicing connected devices, homes, automobiles, and commercial equipment in partnership with the world’s most successful brands, today announced results for the first quarter ended March 31, 2026.

"Our first quarter performance represented Assurant’s best quarter in history driven by record earnings in Global Lifestyle. Our position as a market leader continues to generate attractive cash flows and reinforces our solid, flexible capital position — enabling us to accelerate share repurchases in the first quarter. We continue to scale capabilities, deepen client partnerships, and execute against a robust pipeline of new client opportunities, supported by the durability of our earnings. We are proud of the long-term outperformance we’ve driven and more excited than ever about the future, including expansion into attractive new markets where we see a clear path to market leadership,” said Assurant President and CEO Keith Demmings.

“Driven by our strong start to the year, we are increasing our 2026 enterprise outlook. We now expect Adjusted EBITDA and Adjusted earnings per share, both excluding reportable catastrophes, to grow low single digits, or high single digits on an underlying basis. We also now expect to return $300 to $350 million in share repurchases, at the upper end of our 2026 guidance,” Demmings added.

First Quarter Consolidated Results

(Unaudited)	Q1'26	Q1'25	Change
$ in millions

GAAP net income	274.1	146.6	87%

Adjusted EBITDA
Global Lifestyle	236.7	197.8	20%
Global Housing	236.7	112.4	111%
Corporate and Other	(31.9)	(28.0)	(14)%
Adjusted EBITDA[1]	441.5	282.2	56%
Reportable catastrophes	24.4	157.0
Adjusted EBITDA, ex. reportable catastrophes
Global Lifestyle[2]	236.7	198.1	19%
Global Housing[2]	261.1	269.1	(3)%
Corporate and Other	(31.9)	(28.0)	(14)%
Adjusted EBITDA, ex. reportable catastrophes[2]	465.9	439.2	6%
Note: Adjusted EBITDA of the Global Lifestyle, Global Housing, and Corporate and Other segments is the segment measure of profitability in our GAAP financial statements and includes reportable catastrophes. Some of the metrics throughout this press release are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section.

First Quarter 2026 Consolidated Results
•GAAP net income increased 87 percent to $274.1 million compared to first quarter 2025 of $146.6 million, driven by lower reportable catastrophes and higher Global Lifestyle earnings.

•GAAP net income per diluted share increased 91 percent to $5.41 compared to first quarter 2025 of $2.83. The increase was primarily driven by the factors noted above.

•Adjusted EBITDA1 increased 56 percent to $441.5 million compared to the prior year period of $282.2 million, primarily due to lower reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 6 percent, or 5 percent on a constant currency basis5, to $465.9 million, due to growth within Global Lifestyle.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 9 percent to $6.33 compared to the prior year period of $5.79. The increase was driven by the factors noted above and the impact of a lower effective tax rate and share repurchases, partially offset by higher depreciation expense.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $3.28 billion compared to first quarter 2025 of $2.96 billion, up 11 percent, driven by growth in both Global Lifestyle and Global Housing.

Global Lifestyle

$ in millions	Q1'26	Q1'25	Change
Adjusted EBITDA	236.7	197.8	20%
Net earned premiums, fees and other income	2,551.0	2,306.6	11%
•Adjusted EBITDA increased 20 percent compared to first quarter 2025, driven by double-digit earnings growth across both Connected Living and Global Automotive. Results included $13 million from a real estate joint venture gain, of which $10 million was in Global Automotive. Connected Living results benefitted from subscriber growth in mobile protection programs and trade-in performance. Global Automotive results increased from higher investment income, including the gain noted above, and improved loss experience.

•Net earned premiums, fees and other income increased 11 percent compared to first quarter 2025, driven primarily by Connected Living growth from higher trade-in volumes and global mobile protection programs, as well as higher contributions from extended service contract programs, including a recently launched U.S. program.

Global Housing

$ in millions	Q1'26	Q1'25	Change
Adjusted EBITDA	236.7	112.4	111%
Reportable catastrophes	24.4	156.7
Adjusted EBITDA, ex. reportable catastrophes[2]	261.1	269.1	(3)%
Net earned premiums, fees and other income	729.1	656.8	11%
•Adjusted EBITDA increased 111 percent compared to first quarter 2025, mainly from $132.3 million of lower pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 decreased 3 percent, including $8 million of lower favorable prior year reserve development (PYD)(a). Underlying results, excluding PYD, were consistent with the prior period. The quarter reflected more normalized non-catastrophe loss experience compared to a lower than typical first quarter 2025. This was offset by growth within Homeowners from higher lender-placed policies in-force and increased contributions from specialty products. Higher investment income also supported results.
(a) First quarter 2026 had $18.8 million of favorable non-catastrophe PYD, compared to $26.4 million of favorable non-catastrophe PYD in first quarter 2025.
•Net earned premiums, fees and other income increased 11 percent compared to first quarter 2025, driven by higher policies in-force and average premiums within lender-placed, and increases across various specialty products and Renters and Other.

Corporate and Other

$ in millions	Q1'26	Q1'25	Change
Adjusted EBITDA	(31.9)	(28.0)	(14)%
•Adjusted EBITDA loss increased in first quarter 2026 compared to the prior year period, driven by organic investments to support our Home Warranty business, partially offset by higher investment income from higher assets.

Holding Company Liquidity Position
•Holding company liquidity totaled $836 million as of March 31, 2026, or $611 million above the company’s minimum level of $225 million.

Dividends paid by the operating segments to the holding company in first quarter 2026 totaled $138 million.

•Share repurchases and common stock dividends totaled $169 million in first quarter 2026. During first quarter 2026, Assurant repurchased approximately 556 thousand shares of common stock for $125 million and paid $44 million in common stock dividends.

From April 1 through May 1, 2026, the company repurchased approximately 133 thousand shares for $30 million. $620 million remains under the current repurchase authorization.

2026 Company Outlook6
Note: Some of the metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

Based on current macroeconomic conditions, the company now expects the following:

$ in millions, except per share data	2025	2026 Outlook[6]	2026 Outlook ex. PYD(b)
Adjusted EBITDA, ex. reportable catastrophes[2]	$1,734	Low single digits	High single digits
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	$22.81	Low single digits	High single digits
(b)Excludes the impact of $94 million of lower favorable prior year reserve development (PYD) in Global Housing. This reflects $113 million of favorable PYD in 2025 and $19 million of favorable PYD in first quarter 2026.

•Adjusted EBITDA, excluding reportable catastrophes6, now expected to increase low single digits.
◦Global Lifestyle Adjusted EBITDA now expected to increase by approximately 10 percent with contributions from Connected Living and Global Automotive.
◦Global Housing Adjusted EBITDA, excluding reportable catastrophes6, now expected to decline only modestly.
◦Corporate and Other Adjusted EBITDA loss to approximate $140 million, reflecting organic investments in our Home Warranty business.

•Adjusted earnings, excluding reportable catastrophes, per diluted share6, now expected to increase low single digits. The company now expects depreciation expense of approximately $180 million and an effective tax rate of approximately 19 to 21 percent, and continues to expect interest expense of approximately $113 million and amortization of purchased intangible assets of approximately $70 million.

•Capital deployment priorities to focus on maintaining a strong, flexible financial position, supporting business growth by funding organic investments and M&A, and returning capital to shareholders through common stock dividends and share repurchases, subject to Board approval.

Earnings Conference Call
The first quarter 2026 earnings conference call and webcast will be held on Wednesday, May 6, 2026 at 8:00 a.m. E.T. The slide presentation used by management during the webcast includes supplemental information and will be available on Assurant’s Investor Relations website prior to the conference call. The live and archived webcast, along with supplemental information, will also be available on Assurant’s Investor Relations website:
https://ir.assurant.com/overview/default.aspx
About Assurant
Assurant, Inc. (NYSE: AIZ) redefines the boundaries of protection – safeguarding and servicing connected devices, homes, automobiles, and commercial equipment in partnership with the world’s most successful brands. As a Fortune 500 company operating in 21 countries, Assurant leads the way in leveraging insights and technology to transform customer connections that build loyalty and drive value.

Learn more at assurant.com

Media Contact:
Julie Strider
Vice President, Global Communications
julie.strider@assurant.com
Investor Relations Contacts:
Rebekah Biondo
Deputy CFO
rebekah.biondo@assurant.com

Sean Moshier
Vice President, Investor Relations
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements in this news release, including our business and financial plans and any statements regarding our anticipated future financial performance, business prospects, growth, operating strategies, valuation and similar matters, such as performance outlook, financial objectives, business drivers, our ability to gain market share, and the strength, diversity, predictability, resiliency and durability of enterprise and segment earnings, cash flows and other results, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by the use of words such as “outlook,” “objective,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
i.the impact of general economic, financial market and political conditions and conditions in the markets in which we operate, including inflation, geopolitical conflict in the Middle East, tariff policies in the United States and abroad, global supply chain impacts and recessionary pressures;
ii.the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or if they disintermediate us, or if those parties face financial, reputational or regulatory issues;
iii.significant competitive pressures, changes in customer preferences and disruption, including the impact of artificial intelligence;
iv.the failure to execute our strategy, including through organic growth and the continuing service of key executives, senior leaders, highly-skilled personnel and a high-performing workforce;
v.the failure to find suitable acquisitions at attractive prices, integrate acquired businesses or divest of non-strategic businesses effectively;
vi.our inability to recover should we experience a business continuity event;
vii.the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
viii.risks related to our international operations;
ix.declines in the value and availability of mobile devices, and regulatory compliance or other risks in our mobile business;
x.our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
xi.risks associated with joint ventures, franchises and investments in which we share ownership and management with third parties;
xii.the impact of catastrophe and non-catastrophe losses, including as a result of climate change and the current inflationary environment;
xiii.negative publicity relating to our business, practices, industry or clients;
xiv.the adequacy of reserves established for claims and our inability to accurately predict and price for claims and other costs;
xv.a decline in financial strength ratings of our insurance subsidiaries or in our corporate senior debt ratings;
xvi.fluctuations in exchange rates, including in the current environment;
xvii.an impairment of goodwill or other intangible assets;
xviii.the failure to maintain effective internal control over financial reporting;
xix.unfavorable conditions in the capital and credit markets;
xx.a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, and changes in interest rates;
xxi.an impairment in the value of our deferred tax assets;
xxii.the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
xxiii.the credit risk of some of our agents, third-party administrators and clients;
xxiv.the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends or repurchase shares;
xxv.limitations in the analytical models we use to assist in our decision-making;
xxvi.the failure to effectively maintain and modernize our technology systems and infrastructure, or the failure to integrate those of acquired businesses;
xxvii.breaches of our technology systems or those of third parties with whom we do business, or the failure to protect the security of data in such systems, including due to cyberattacks and as a result of working remotely;

xxviii.the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security, data protection and tax;
xxix.the impact of litigation and regulatory actions;
xxx.reductions or deferrals in the insurance premiums we charge;
xxxi.changes in insurance, tax and other regulations;
xxxii.volatility in our common stock price and trading volume; and
xxxiii.employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission, including the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)Adjusted EBITDA: Assurant uses Adjusted EBITDA as an important measure of the company’s operating performance. Assurant defines Adjusted EBITDA as net income, excluding net realized gains (losses) on investments and fair value changes to equity securities, interest expense, benefit (provision) for income taxes, depreciation expense, amortization of purchased intangible assets, as well as other highly variable or unusual items. The company believes this metric provides investors with an important measure of the company’s operating performance because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted EBITDA, revenue generated from such intangible assets is included within the revenue in determining Adjusted EBITDA. The comparable GAAP measure is net income. See Note 2 below for a full reconciliation.
(2)Adjusted EBITDA, Excluding Reportable Catastrophes: Assurant uses Adjusted EBITDA (defined above), excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with an important measure of the company’s operating performance for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income.

(UNAUDITED)	1Q	1Q	12 Months
($ in millions)	2026	2025	2025
GAAP net income	$274.1	$146.6	$872.7
Less:
Interest expense	28.3	26.8	109.7
Provision for income taxes	61.5	37.1	214.7
Depreciation expense	43.3	35.1	156.4
Amortization of purchased intangible assets	17.7	18.4	67.4
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	21.2	16.0	71.8
Other adjustments(1)	(4.6)	2.2	43.5
Adjusted EBITDA	441.5	282.2	1,536.2
Reportable catastrophes	24.4	157.0	198.2
Adjusted EBITDA, excluding reportable catastrophes	$465.9	$439.2	$1,734.4
(1)Additional details about the components of Other adjustments and other key financial metrics throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/overview/default.aspx

(UNAUDITED)	1Q 2026		1Q 2025
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$236.7	$236.7	$197.8	$112.4
Reportable catastrophes	—	24.4	0.3	156.7
Adjusted EBITDA, excluding reportable catastrophes	$236.7	$261.1	$198.1	$269.1

(3)Adjusted Earnings per Diluted Share: Assurant uses Adjusted earnings per diluted share as an important measure of the company’s stockholder value. Assurant defines Adjusted earnings per diluted share as (i) net income, excluding net realized gains (losses) on investments and fair value changes to equity securities, amortization of purchased intangible assets, as well as other highly variable or unusual items, less earnings allocated to participating securities, divided by (ii) the weighted average diluted shares outstanding. The company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted earnings, revenue generated from such intangible assets is included within the revenue in determining Adjusted earnings. The comparable GAAP measure is net income per diluted share. See Note 4 below for a full reconciliation.

(4)Adjusted Earnings, Excluding Reportable Catastrophes, per Diluted Share: Assurant uses Adjusted earnings, excluding reportable catastrophes, per diluted share (each as defined above) as another important measure of the company's stockholder value. The company believes this metric provides investors with an important measure of stockholder value for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income per diluted share.

(UNAUDITED)	1Q	1Q	12 Months
($ in millions)	2026	2025	2025
GAAP net income	$274.1	$146.6	$872.7
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	21.2	16.0	71.8
Amortization of purchased intangible assets	17.7	18.4	67.4
Other adjustments	(4.6)	2.2	43.5
Benefit for income taxes	(7.3)	(7.7)	(36.5)
Adjusted earnings	301.1	175.5	1,018.9
Reportable catastrophes, pre-tax	24.4	157.0	198.2
Tax impact of reportable catastrophes	(5.2)	(33.0)	(41.7)
Adjusted earnings, excluding reportable catastrophes	$320.3	$299.5	$1,175.4

(UNAUDITED)	1Q	1Q	12 Months
	2026	2025	2025
GAAP net income per diluted share(1)	$5.41	$2.83	$16.93
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	0.42	0.31	1.39
Amortization of purchased intangible assets	0.35	0.36	1.31
Other adjustments	(0.09)	0.04	0.85
Benefit for income taxes	(0.14)	(0.15)	(0.71)
Adjusted earnings, per diluted share	5.95	3.39	19.77
Reportable catastrophes, pre-tax	0.48	3.03	3.85
Tax impact of reportable catastrophes	(0.10)	(0.63)	(0.81)
Adjusted earnings, excluding reportable catastrophes, per diluted share	$6.33	$5.79	$22.81
(1)Information on the share counts used in the per share calculations throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/overview/default.aspx

(5)Constant Currency: Represents a non-GAAP financial measure. Excludes the impact of changes in foreign currency exchange rates used in the translation of the income statement because they can be volatile. These amounts are calculated by translating the comparable prior period results at the weighted average foreign currency exchange rates used in the current period, and it excludes the impact of foreign exchange transaction gains (losses) associated with the remeasurement of non-functional currencies. The company believes this information allows investors to identify the significance of changes in foreign currency exchange rates in period-to-period comparisons.

(UNAUDITED)	Constant Currency
1Q 2026
Percentage change in GAAP net income, including FX impact	87.0%
Percentage change in Adjusted EBITDA, including FX impact	56.4%
Percentage change in Adjusted EBITDA, excluding reportable catastrophes:
Including FX impact	6.1%
FX impact	0.9%
Excluding FX impact	5.2%

(6)The company outlook for each of Adjusted earnings, excluding reportable catastrophes, per diluted share and, for Assurant and Global Housing, Adjusted EBITDA, excluding reportable catastrophes, each including and excluding 2025 prior year reserve development and first quarter 2026 development, constitute forward-looking non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile such forward-looking non-GAAP financial measures to the most comparable GAAP measure, the probable significance of which cannot be determined. The company is able to quantify a full-year estimate of depreciation expense, interest expense and amortization of purchased intangible assets, each on a pre-tax basis, and the estimated effective tax rate, which are expected to be approximately $180 million, $113 million, $70 million and 19 to 21 percent, respectively. Other GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months Ended March 31, 2026 and 2025

	1Q
	2026	2025
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,781.9	$2,562.3
Fees and other income	499.8	402.9
Net investment income	159.6	124.8
Net realized losses on investments and fair value changes to equity securities	(21.2)	(16.0)
Total revenues	3,420.1	3,074.0
Benefits, losses and expenses
Policyholder benefits	769.1	779.7
Underwriting, selling, general and administrative expenses	2,287.1	2,083.8
Interest expense	28.3	26.8
Total benefits, losses and expenses	3,084.5	2,890.3
Income before provision for income taxes	335.6	183.7
Provision for income taxes	61.5	37.1
Net income	$274.1	$146.6

Net income per share:
Basic	$5.47	$2.86
Diluted	$5.41	$2.83

Common stock dividends per share	$0.88	$0.80

Share data:
Basic weighted average shares outstanding	49,702,511	50,799,019

Diluted weighted average shares outstanding	50,197,547	51,248,716

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At March 31, 2026 and December 31, 2025

	March 31,	December 31,
	2026	2025
	($ in millions)
Assets
Investments and cash and cash equivalents	$11,813.6	$11,896.1
Reinsurance recoverables	6,542.0	6,471.3
Deferred acquisition costs	10,201.4	10,187.6
Goodwill	2,654.5	2,646.3
Other assets	4,557.0	4,575.9
Assets held for sale	—	512.4
Total assets	$35,768.5	$36,289.6

Liabilities
Policyholder benefits and claims payable	$2,223.3	$2,156.9
Unearned premiums	20,902.7	20,881.4
Debt	2,207.5	2,206.9
Accounts payable and other liabilities	4,565.6	4,673.3
Liabilities held for sale	—	499.5
Total liabilities	29,899.1	30,418.0

Stockholders’ equity
Stockholders’ equity, excluding accumulated other comprehensive loss	6,498.4	6,415.8
Accumulated other comprehensive loss	(629.0)	(544.2)
Total stockholders’ equity	5,869.4	5,871.6
Total liabilities and stockholders’ equity	$35,768.5	$36,289.6